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THURSDAY JANUARY 28, 8:28 AM EASTERN TIME

COMPANY PRESS RELEASE

LOGAN'S ROADHOUSE REPORTS EARNINGS, BEFORE
MERGER-RELATED EXPENSES, OF $0.32 PER SHARE
FOR FOURTH QUARTER OF 1998

NASHVILLE, Tenn.--(BUSINESS WIRE)--Jan. 28, 1999--Edwin W. Moats, Jr., President and Chief Executive Officer of Logan's Roadhouse, Inc. (Nasdaq/NM:RDHS - news), today announced financial results for the fourth quarter and year ended December 27, 1998. For the fourth quarter, a 12-week period, net restaurant sales were $27,348,000, an increase of 64.8% over $16,594,000 for the fourth quarter of 1997, a 12-week period ended December 28, 1997. Net earnings rose 34.8% for the fourth quarter of 1998 to $2,325,000, excluding merger-related expenses, from $1,725,000 for the fourth quarter of 1997. Diluted earnings per share for the quarter increased 33.3% to $0.32, excluding merger-related expenses, from $0.24 for the fourth quarter of 1997. For the fourth quarter and for 1998, the Company incurred merger-related expenses of $615,000, or $0.08 per diluted share, related to the previously announced merger with CBRL Group, Inc. (Nasdaq/NM:CBRL - news). Net earnings and diluted earnings per share for the quarter, including merger-related expenses, were $1,709,000 and $0.23, respectively.

Net restaurant sales for 1998, a 52-week period, increased 51.8% to $101,025,000 from $66,530,000 for 1997, also a 52-week period. Net earnings rose 35.6% for 1998 to $8,997,000, excluding merger-related expenses, from $6,636,000 for 1997. Diluted earnings per share for 1998 increased 23.2% to $1.22, excluding merger-related expenses, from $0.99 for 1997. Net earnings and diluted earnings per share for 1998, including merger-related expenses, were $8,381,000 and $1.14, respectively.

Commenting on the announcement, Mr. Moats said, "Although the Company's earnings for the fourth quarter were somewhat below analysts' expectations, we are pleased with the Company's overall performance for the quarter and the year. Our substantial growth in net restaurant sales throughout 1998 was primarily generated by the increase in the number of restaurants in operation, which expanded 70.8% to 41 at the end of 1998 from 24 at the end of 1997. Three of these new restaurants opened in the fourth quarter, including one in each of Birmingham, Alabama, and Alpharetta and Savannah, Georgia. In addition, for the fourth quarter, same-store sales rose 3.1%, excluding the results at one restaurant recovering from a short-term operating problem. Including this unit, same-store sales increased 2.2% for the quarter.

"Fourth quarter earnings reflected the impact of several unusual circumstances. For instance, with Christmas being on a Friday in 1998, our Christmas week sales performance faced a difficult comparison to the prior year when
Christmas was on Thursday. We also experienced severe ice storms during
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Christmas week that affected business throughout much of our territory.
Furthermore, we originally expected to open our eighteenth restaurant for 1998 two weeks before the end of the fiscal year. This restaurant, in Kissimmee, Florida, did not open until December 31, 1998, which was after the fiscal year end.

"In addition, while fourth quarter food and beverage expenses were 33.0% of net restaurant sales for 1998 and 1997, we had expected improvement as a result of a major new food contract. Instead of beginning at the start of the fourth quarter, as expected, the contract was not finalized and implemented until midway through the quarter. Occupancy and other expenses also rose to 16.0% of net restaurant sales from 13.8%, primarily because of additional start-up costs associated with our changing to a new advertising agency. With labor and benefits expenses and depreciation and amortization remaining essentially stable as a percentage of net restaurant sales, the cumulative effect of these unusual circumstances resulted in a restaurant operating profit of 16.8% of net restaurant sales for the fourth quarter compared with 19.4% for the fourth quarter of 1997. A decline in administrative expenses to 4.3% of net restaurant sales from 5.6% partially offset the lower restaurant operating profit margin."

On December 11, 1998, the Company and CBRL Group announced the execution of a definitive merger agreement for the acquisition of the Company by CBRL Group. Under the terms of the agreement, CBRL Group will purchase all the outstanding shares of the Company's common stock for cash of $24 per share. The transaction is subject to usual and customary closing conditions, including the approval of the Company's shareholders at a meeting scheduled to be held on February 5, 1999.

Logan's Roadhouse, Inc. operates 42 Company-owned and 4 franchised Logan's Roadhouse(R) restaurants in 12 states, which feature steaks, ribs, chicken, and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse. The Logan's Roadhouse menu is designed to attract a broad range of customers by offering generous portions of moderately priced, high quality food which appeals to a wide variety of tastes. The restaurants offer a casual and entertaining dining environment, are open seven days a week for lunch and dinner and provide full bar service.

                            LOGAN'S ROADHOUSE, INC.
                         Unaudited Financial Highlights
                     (In thousands, except per share data)


                            12 Weeks Ended                52 Weeks Ended
                            --------------                --------------
                     December 27,   December 28,   December 27,   December 28,
                         1998           1997           1998           1997
                     -----------    ------------   ------------   ------------

Revenues               $  27,348       $16,594       $101,025       $66,530

Net earnings           $  1,709(1)     $ 1,725       $  8,381(1)    $ 6,636

Diluted earnings
  per share            $   0.23(1)     $  0.24       $   1.14(1)    $  0.99

Weighted average
 shares
 outstanding
 (diluted)                7,356          7,309          7,372         6,726


(1)  Includes merger-related expenses of $615,000, or $0.08 per share.

-----------------
Contact:

Logan's Roadhouse Inc., Nashville
David J. McDaniel, 615/885-9056